Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2020 THIRD QUARTER RESULTS

•Q3 2020 GAAP diluted EPS was $0.12 with adjusted diluted EPS of ($0.29), compared to Q3 2019 GAAP diluted EPS and adjusted diluted EPS of $0.93 and $0.90, respectively.

•Q3 2020 Sales were $287 million, compared to $572.5 million in Q3 2019.

•Free Cash Flow YTD of $109 million, with $76 million generated in the third quarter.

•Liquidity remains strong, at $766 million, with cash on hand of $68 million and an undrawn revolver balance of $698 million, at September 30, 2020.

See Table C for reconciliation of GAAP and non-GAAP operating income (loss), net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2020	2019	% Change	2020	2019	% Change

Net Sales	$286.9	$572.5	(49.9)%	$1,206.6	$1,791.4	(32.6)%
Net sales change in constant currency			(49.7)%			(32.6)%
Operating Income (Loss)	(37.6)	109.9	(134.2)%	34.5	327.8	(89.5)%
Net Income	9.7	80.3	(87.9)%	51.1	233.4	(78.1)%
Diluted net income per common share	$0.12	$0.93	(87.1)%	$0.61	$2.71	(77.5)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating income (loss)	$(21.8)	$109.9	(119.8)%	$78.1	$327.8	(76.2)%
As a % of sales	(7.6)%	19.2%		6.5%	18.3%
Adjusted Net income (loss)	(24.3)	77.3	(131.4)%	35.9	230.4	(84.4)%
Adjusted diluted net income (loss) per share	$(0.29)	$0.90	(132.2)%	$0.43	$2.68	(84.0)%

STAMFORD, Conn. October 19, 2020 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2020 results including net sales of $286.9 million and adjusted diluted EPS of ($0.29) per share.

Chairman, CEO and President Nick Stanage said, “In the third quarter of 2020, Hexcel faced significant headwinds resulting from the current unprecedented decline in demand impacting our industry. Sales were half of 2019 levels, and adjusted EPS was a negative 29 cents. We have taken rapid and significant actions over the past several months to cut overhead costs and reduce employment costs to align with demand levels lowered due to  the effects of the pandemic. Together, these actions have reduced annualized overhead costs by more than $150 million and will better position us over the next several quarters as we adjust to build rate reductions announced by our key customers, compounded by extensive supply chain adjustments. Our foundation remains strong as demonstrated by $76 million of free cash flow generated in the third quarter, resulting in $109 million of free cash flow year to date, further strengthening our strong balance sheet.

“As the year has progressed, the dramatic downturn especially in the commercial aerospace market has become clearer and, as a result, we believe these channel adjustments will take another two to three quarters to work through the system. We are staying close to our customers to understand their forecasts and to align with changing demand. Employee safety remains a key priority at Hexcel. Redesigned work cells, production flows and processes along with social distancing, enhanced cleaning and sanitation processes, and additional personal protection equipment are helping to keep employees safe. Our focus is clear – to generate and tightly manage cash and maintain our strong balance sheet, while at the same time remaining agile and preparing ourselves for the demand recovery ahead. We are taking aggressive actions to position ourselves to be ready to deliver strong incremental margins as our markets stabilize and growth returns.”

Mr. Stanage continued, “As we look toward 2021, we will continue aligning our costs with projected sales and take swift actions to ensure that we continue delivering value to our shareholders now and well into the future.  The overall long-term demand for aircraft and our advanced composites technology remains robust, and the potential for a significant upturn in 2022 and beyond looks positive. The actions we are taking will ensure that Hexcel emerges from the effects of this pandemic stronger than ever. As we do, our liquidity will have been strengthened, our cost structure will be reset, and we will be well positioned to deliver strong shareholder returns.”

Markets

Sales in the third quarter of 2020 were $286.9 million compared to $572.5 million in the third quarter of 2019.

Commercial Aerospace

•

Commercial Aerospace sales of $128.8 million decreased 66.6% (66.3% in constant currency) for the quarter compared to the third quarter of 2019. All major programs were down substantially with the largest sales impact related to the A350. Boeing 737 MAX sales continue to be at a very low level. Build rate reductions driven by the COVID-19 pandemic combined with significant supply chain inventory destocking led to the reduced sales levels. Additional build rate reductions publicly announced at the end of July 2020 by Airbus and Boeing is further extending the impact of supply chain destocking.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, fell by 49.6% for the third quarter of 2020 compared to the third quarter of 2019 as demand was negatively impacted by the global pandemic, particularly business jets.

Space & Defense

•

Space & Defense sales of $108.8 million decreased 0.9% (0.5% in constant currency) for the quarter as compared to 2019. The small decrease was due to lower demand from a number of European space & defense programs as aggregate U.S. space & defense sales were up moderately in the third quarter of 2020 compared to the third quarter of 2019.

Industrial

•	Total Industrial sales of $49.3 million in the third quarter were down 35.8% (37.5% in constant currency) compared to the third quarter of 2019.
•

Wind energy sales (the largest submarket in Industrial) experienced a decline of 41.5% in constant currency compared to the third quarter of 2019. The reduction reflects a customer demand shift in the U.S. market. As a result of this demand change, Hexcel will close its wind energy prepreg production facility in Windsor, Colorado in early November 2020 that served the U.S. market. The Hexcel wind material prepreg production facility in Austria that serves the European market and the wind material facility in China that serves the Asian market continue to operate to produce materials for our wind energy customers.

Consolidated Operations

Gross margin for the third quarter was 4.7% compared to 27.6% in the prior year period. The deterioration reflects the under absorption of fixed overhead from lower sales levels magnified by the temporary idling of select production assets and facilities during the period to align production with demand. Selling, general and administrative and R&T expenses for the third quarter of 2020 were 26% lower than the prior year as ongoing realignment actions and headcount reductions reduce the cost structure. Other operating expenses primarily included the restructuring charge for the Windsor facility closure and additional severance costs across a number of facilities. Adjusted operating income in the third quarter of 2020 was negative $21.8 million, or (7.6)% of sales, compared to $109.9 million, or 19.2% of sales in 2019. The impact of exchange rates was negative by approximately 40 basis points in the third quarter of 2020 compared to 2019.

Year-to-Date 2020 Results

Sales of $1,206.6 million for the first nine months of 2020 decreased 32.6% in constant currency compared to the same period in 2019.

Commercial Aerospace (58% of YTD sales)

•

Commercial Aerospace sales of $695.6 million decreased 42.9% in constant currency compared to the first nine months of 2019 due to significant production cuts across the major aircraft programs announced during the second and third quarters of 2020 and only limited sales for the Boeing 737 MAX program. The decline was compounded by significant destocking in the supply chain, which is amplified as build rates have moved even lower.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, decreased 23.5% year to date due to significantly lower business jet material demand.

Space & Defense (27% of YTD sales)

•	Space & Defense sales of $328.8 million were essentially unchanged in constant currency compared to the first nine months of 2019.

Industrial (15% of YTD sales)

•	Total Industrial sales of $182.2 million decreased 25.1% in constant currency compared to the first nine months of 2019.
•

For the first nine months of 2020, wind energy sales decreased 25.4% in constant currency compared to last year due to production disruptions caused by the pandemic and lower customer demand, specifically in the U.S.

Consolidated Operations

Gross margin for the first nine months of 2020 was 17.3% compared to 27.6% in the prior year period. Selling, general and administrative and R&T expenses for the first nine months of 2020 decreased $35 million or 21% compared to the prior year, as a result of cost reduction actions initiated in early 2020. Other operating expenses were largely related to severance and restructuring costs and fees and expenses related to the terminated merger with Woodward. Adjusted operating income for the first nine months of 2020 was $78.1 million, or 6.5% of sales, compared to $327.8 million, or 18.3% of sales in 2019. The impact of exchange rates was negative by approximately 30 basis points in the first nine months of 2020 compared to 2019.

The Company is remaining agile and vigilant and closely communicating with customers to appropriately realign current operations and costs while remaining positioned for future growth. Capacity underutilization will lessen when channel destocking concludes, and this absorption headwind will diminish further when build rates start to grow and new business opportunities are put into production.

Global labor costs have been significantly reduced through workforce reductions and furloughs, both in the U.S. and Europe. Discretionary spending remains tightly controlled, and capital expenditures continue to be minimized.

Cash and other

•

The quarterly provision for income taxes is measured using an estimated annual effective tax rate, adjusted for discrete items within reporting periods. The lower tax provision during the third quarter and year-to-date periods of 2020 was due to discrete tax benefits of $46.2 million and $48.9 million, respectively, resulting primarily from the third quarter release of a valuation allowance due to a legal entity rationalization and treasury realignment initiative. The Company’s financial condition and results of operations have been, and are expected to continue to be, adversely affected by the COVID-19 pandemic and the governmental and market reactions to COVID-19. The impacts on earnings have already, and will continue to have, an impact on the Company’s overall effective tax rate throughout the year. Given the continued uncertainties around the potential impact COVID-19 will have on earnings for the remainder of the year, we will not provide further full-year guidance on the Company’s effective tax rate.

•

Net cash generated from operating activities for the first nine months of 2020 was $157.0 million, compared to $277.3 million for the first nine months of 2019. Capital expenditures were $47.8 million for the first nine months of 2020 compared to $162.7 million for the first nine months of 2019. Free cash flow was $109.2 million for the first nine months of 2020 compared to $114.6 million for the first nine months of 2019. Working capital was a cash source of $80.7 million in Q3 2020 as compared to a use of $1.0 million in Q3 2019. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Reflecting our confidence in generating free cash flow for the remainder of 2020, we have now repaid all of the $250 million proactive revolver draw made in late March 2020.

•	The share repurchase program remains temporarily suspended and no shares were repurchased during the third quarter of 2020. Share repurchases are now further restricted per the recently announced first amendment to the $1 billion Revolver. The remaining authorization under the share repurchase program at September 30, 2020 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.

•	The Company continues to withhold financial guidance due to the market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on October 20, 2020 to discuss third quarter 2020 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 4648738. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate and return to service of the Boeing 737 MAX and the related impact on our revenues; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins  in view of the current economic environment; projections regarding our tax rate; the anticipated impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2020 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced consumer demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including reduction in revenue related to a prolonged suspension of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with reduced demand; inability to effectively motivate and retain necessary workforce; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete planned manufacturing improvements to meet customer demand; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2020	2019	2020	2019
Net sales	$286.9	$572.5	$1,206.6	$1,791.4
Cost of sales	273.4	414.6	997.3	1,297.5
Gross margin	13.5	157.9	209.3	493.9
% Gross Margin	4.7%	27.6%	17.3%	27.6%

Selling, general and administrative expenses	24.6	33.8	95.2	122.8
Research and technology expenses	10.7	14.2	36.0	43.3
Other operating expense	15.8	-	43.6	-
Operating income (loss)	(37.6)	109.9	34.5	327.8

Interest expense, net	9.7	11.0	32.4	34.9
Income (loss) before income taxes, and equity in earnings of affiliated companies	(47.3)	98.9	2.1	292.9
Provision for (benefit from) income taxes	(56.9)	18.2	(48.7)	62.4
Income before equity in earnings of affiliated companies	9.6	80.7	50.8	230.5
Equity in earnings (loss) from affiliated companies	0.1	(0.4)	0.3	2.9
Net income	$9.7	$80.3	$51.1	$233.4

Basic net income per common share:	$0.12	$0.94	$0.61	$2.74

Diluted net income per common share:	$0.12	$0.93	$0.61	$2.71

Weighted-average common shares:
Basic	83.8	85.1	83.7	85.1
Diluted	84.0	86.1	84.0	86.1

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2020	2019
Assets
Cash and cash equivalents	$68.0	$64.4
Accounts receivable, net	149.9	227.6
Inventories, net	262.9	333.1
Contract assets	48.9	52.7
Prepaid expenses and other current assets	46.1	27.1
Total current assets	575.8	704.9

Property, plant and equipment	3,103.3	3,075.1
Less accumulated depreciation	(1,226.0)	(1,132.3)
Net property, plant and equipment	1,877.3	1,942.8

Goodwill and other intangible assets, net	276.6	280.4
Investments in affiliated companies	45.7	46.5
Other assets	196.7	154.0
Total assets	$2,972.1	$3,128.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.5	$9.5
Accounts payable	61.1	157.6
Accrued compensation and benefits	48.3	74.4
Accrued liabilities	65.6	81.1
Total current liabilities	175.5	322.6

Long-term debt	998.7	1,050.6
Retirement obligations	55.5	53.3
Other non-current liabilities	243.0	256.0
Total liabilities	$1,472.7	$1,682.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.6 shares issued at September 30, 2020 and 109.3 shares issued at December 31, 2019	$1.1	$1.1
Additional paid-in capital	845.1	829.9
Retained earnings	2,015.8	1,978.9
Accumulated other comprehensive loss	(85.2)	(118.7)
	2,776.8	2,691.2

Less – Treasury stock, at cost, 26.1 at September 30, 2020 and 25.7 shares issued at December 31, 2019, respectively	(1,277.4)	(1,245.1)
Total stockholders' equity	1,499.4	1,446.1
Total liabilities and stockholders' equity	$2,972.1	$3,128.6

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2020	2019

Cash flows from operating activities
Net income	$51.1	$233.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	106.0	107.1
Amortization related to financing	0.7	1.1
Deferred income taxes	(46.0)	9.3
Equity in earnings from affiliated companies	(0.3)	(2.9)
Stock-based compensation	13.0	15.9
Merger and restructuring expense	43.6	-
Merger and restructuring cash payments	(30.3)	-

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	81.0	(29.5)
Decrease (increase) in inventories	74.2	(56.8)
Decrease (increase) in prepaid expenses and other current assets	1.5	(12.5)
(Decrease) increase in accounts payable/accrued liabilities	(128.0)	15.1
Other - net	(9.5)	(2.9)
Net cash provided by operating activities (a)	157.0	277.3

Cash flows from investing activities
Capital expenditures (b)	(47.8)	(162.7)
Acquisitions of business and investments in affiliates	-	(163.2)
Net cash used in investing activities	(47.8)	(325.9)

Cash flows from financing activities
Net (repayments) borrowing from senior unsecured credit facilities	(11.0)	177.0
Repayments of Euro term loan	(49.9)	(9.0)
Repayment of finance lease obligation and other debt, net	(0.4)	(0.6)
Issuance costs related to senior credit facility	(1.3)	(2.2)
Dividends paid	(14.2)	(39.9)
Repurchase of stock	(24.6)	(66.9)
Activity under stock plans	(5.5)	6.4
Net cash (used for) provided by financing activities	(106.9)	64.8
Effect of exchange rate changes on cash and cash equivalents	1.3	(1.9)
Net increase in cash and cash equivalents	3.6	14.3
Cash and cash equivalents at beginning of period	64.4	32.7
Cash and cash equivalents at end of period	$68.0	$47.0

Supplemental data:
Free Cash Flow (a)+(b)	$109.2	$114.6
Accrual basis additions to property, plant and equipment	$39.4	$160.9

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2020 and 2019				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$128.8	$385.9	(66.6)	$(3.5)	$382.4	(66.3)
Space & Defense	108.8	109.8	(0.9)	(0.4)	109.4	(0.5)
Industrial	49.3	76.8	(35.8)	2.1	78.9	(37.5)
Consolidated Total	$286.9	$572.5	(49.9)	$(1.8)	$570.7	(49.7)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	44.9	67.4			67.0
Space & Defense	37.9	19.2			19.2
Industrial	17.2	13.4			13.8
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2020 and 2019				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$695.6	$1,217.9	(42.9)	$0.7	$1,218.6	(42.9)
Space & Defense	328.8	329.4	(0.2)	(0.3)	329.1	(0.1)
Industrial	182.2	244.1	(25.4)	(0.8)	243.3	(25.1)
Consolidated Total	$1,206.6	$1,791.4	(32.6)	$(0.4)	$1,791.0	(32.6)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.6	68.0			68.0
Space & Defense	27.3	18.4			18.4
Industrial	15.1	13.6			13.6
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended September 30, 2019 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2020 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2020
Net sales to external customers	$215.7	$71.2	$-	$286.9
Intersegment sales	7.8	0.7	(8.5)	-
Total sales	223.5	71.9	(8.5)	286.9

Other operating expense	16.4	-	(0.6)	15.8
Operating income (loss)	(36.6)	(2.7)	1.7	(37.6)
% Operating margin	-16.4%	-3.8%		-13.1%

Depreciation and amortization	31.7	3.9	-	35.6
Stock-based compensation expense	1.5	0.5	(1.7)	0.3
Accrual based additions to capital expenditures	4.7	1.3	-	6.0

Third Quarter 2019
Net sales to external customers	$448.0	$124.5	$-	$572.5
Intersegment sales	23.3	-	(23.3)	-
Total sales	471.3	124.5	(23.3)	572.5

Operating income (loss)	100.1	20.3	(10.5)	109.9
% Operating margin	21.2%	16.3%		19.2%

Depreciation and amortization	30.7	3.7	-	34.4
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	51.0	2.3	-	53.3

First Nine Months 2020
Net sales to external customers	$960.4	$246.2	$-	$1,206.6
Intersegment sales	48.0	1.6	(49.6)	-
Total sales	1,008.4	247.8	(49.6)	1,206.6

Other operating expense	25.5	2.7	15.4	43.6
Operating income (loss)	75.0	3.3	(43.8)	34.5
% Operating margin	7.4%	1.3%		2.9%

Depreciation and amortization	94.3	11.6	0.1	106.0
Stock-based compensation expense	5.9	1.6	5.5	13.0
Accrual based additions to capital expenditures	35.4	4.0	-	39.4

First Nine Months 2019
Net sales to external customers	$1,419.7	$371.7	$-	$1,791.4
Intersegment sales	64.0	0.1	(64.1)	-
Total sales	1,483.7	371.8	(64.1)	1,791.4

Operating income (loss)	324.4	51.4	(48.0)	327.8
% Operating margin	21.9%	13.8%		18.3%

Depreciation and amortization	95.7	11.3	0.1	107.1
Stock-based compensation expense	6.4	1.4	8.1	15.9
Accrual based additions to capital expenditures	156.8	4.1	-	160.9

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income (Loss), Net Income (Loss), EPS, Tax Rate and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
GAAP operating income (loss)	$(37.6)	$109.9	$34.5	$327.8
Other operating expense (a)	15.8	-	43.6	-
Non-GAAP operating income (loss)	$(21.8)	$109.9	$78.1	$327.8

	Unaudited
	Quarters Ended September 30,
	2020		2019
(In millions, except per diluted share data)	Net Income (Loss)	EPS	Net Income	EPS
GAAP	$9.7	$0.12	$80.3	$0.93
Other operating expense (a)	12.2	0.14	-	-
Tax benefit (b)	(46.2)	(0.55)	(3.0)	(0.03)
Non-GAAP	$(24.3)	$(0.29)	$77.3	$0.90

	Unaudited
	Nine Months Ended September 30,
	2020		2019
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$51.1	$0.61	$233.4	$2.71
Other operating expense (a)	33.7	0.40	-	-
Tax benefit (b)	(48.9)	(0.58)	(3.0)	(0.03)
Non-GAAP	$35.9	$0.43	$230.4	$2.68

	Unaudited
	Nine Months Ended September 30,
(In millions)	2020	2019
Net cash provided by operating activities	$157.0	$277.3
Less: Capital expenditures	(47.8)	(162.7)
Free cash flow (non-GAAP)	$109.2	$114.6

(a)	The quarter and nine months ended September 30, 2020 includes restructuring expenses. The nine months ended September 30, 2020 also includes costs related to the terminated merger with Woodward, Inc..

(b)	The nine months ended September 30, 2020 includes a tax benefit primarily due to the release of a valuation allowance in a foreign jurisdiction.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share and free cash flow,  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2020	2019	2019

Current portion finance lease	$0.5	$0.6	$0.6
Current portion of Euro term loan	-	8.9	8.7
Total current debt	0.5	9.5	9.3

Non-current portion of Euro term loan	-	41.5	40.3
Senior unsecured credit facility	302.0	313.0	379.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.5)	(1.7)	(1.8)
Senior notes deferred financing costs	(3.7)	(4.2)	(4.3)
Other debt	1.9	2.0	2.0
Total long-term debt	998.7	1,050.6	1,115.2
Total Debt	999.2	1,060.1	1,124.5
Less: Cash and cash equivalents	(68.0)	(64.4)	(47.0)
Total debt, net of cash	$931.2	$995.7	$1,077.5